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                                                                   EXHIBIT 10-a
                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (the "Agreement") is entered into as of June ____, 1995, by and among Digicon Inc., a Delaware corporation ("Digicon") and MD Seis International Limited, an Isle of Man, British Isles company ("MDSI"). The parties hereto shall be referred to herein collectively as the "Parties" and individually as a "Party".

                                 R E C I T A L S

      A. Digicon owns fifty percent (50%) of the issued and outstanding capital stock of each of DG Seis Overseas Limited ("DG Seis"), Seismic Technology, Inc. ("STI") and MD Seis Geophysical Co. Ltd ("MD Seis Geophysical" and, together with DG Seis and STI, the "Subsidiaries").

      B. MDSI owns fifty percent (50%) of the issued and outstanding capital stock of DG Seis and STI.

      C. Digicon wishes to sell to MDSI, and MDSI wishes to purchase from Digicon, all of Digicon's interest in each of the Subsidiaries (the "Interest"), in exchange for which Digicon shall receive from MDSI (i) a promissory note made by MDSI in the original principal amount of six million United States of America dollars (U.S. $6,000,000.00) payable to Digicon (the "Note"), which note shall be paid in full at Closing (as defined below), (ii) that certain seismic data override of one and one-half percent of the gross proceeds (such gross proceeds to be calculated net all value added tax) of all future sales of the first sixteen thousand (16,000) kilometers in offshore Azerbaijan of speculative data acquired by Caspian Geophysical, an Azeri-Cypriot joint venture, up to a maximum of one million five hundred thousand United States of America dollars (U.S. $1,500,000.00) (the "Seismic Data Override") and (iii) five million one hundred twenty-five thousand four hundred ninety-three (5,125,493) shares of (pre-three to one (3:1) reverse split) Digicon common stock held by MDSI (the "Digicon Shares").

      NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Purchase and Sale of the Interest. Upon the terms and subject to the conditions of this Agreement, Digicon shall sell, transfer and deliver to MDSI, and MDSI shall purchase from Digicon, (a) five thousand (5,000) ordinary shares of DG Seis, par value one Cyprus Pound (CYP 1.00-) per share, (b) fifty (50) shares of STI, with no par value per share, and (c) five hundred (500) ordinary registered shares of MD Seis Geophysical (the "Geophysical Shares"), par value forty eight thousand (48,000) rubles per share, representing all of the shares of capital stock held by Digicon in each of the Subsidiaries. At the Closing (as defined below), Digicon shall deliver to MDSI certificates for each of five thousand (5,000) ordinary shares of DG Seis and fifty (50) shares of STI, which certificates shall have attached thereto the appropriate stock powers in form reasonably satisfactory to MDSI, duly executed in blank and in proper form for transfer. At the Closing (as defined below) Digicon shall deliver to MDSI documentation effecting the transfer of the Geophysical Shares. Digicon and its

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respective successors and assigns will, at any time and from time to time after the Closing, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for better transferring, assigning, conveying, granting, assuring and confirming to MDSI the transfer of the Geophysical Shares. MDSI shall pay all stamp and other taxes, if any, that may be payable in respect of the sale and delivery to MDSI of the Interest. Digicon agrees that the transfer of capital stock from Digicon to MDSI contemplated in this Section 1 shall pass to MDSI good and marketable title to such shares of capital stock, free and clear of any claims, liens, security interests or other encumbrances.

2.    Consideration and Payment for the Interest.

      a. Note. As part of the consideration (the "Purchase Price") for the Interest, at Closing (as defined below), MDSI shall deliver to Digicon the Note, which Note shall be in the form of Exhibit A hereto and be payable in full at Closing immediately after such delivery.

      b. Digicon Shares. As part of the Purchase Price for the Interest, at Closing (as defined below), MDSI shall transfer to Digicon the Digicon Shares. At the Closing, MDSI shall deliver to Digicon a certificate for five million one hundred twenty-five thousand four hundred ninety-three (5,125,493) shares of (pre three to one (3:1) reverse split) Digicon common stock, with a stock power attached thereto and duly executed in blank, in proper form for transfer. MDSI shall pay all stamp and other taxes, if any, that may be payable in respect of the sale and delivery to Digicon of the Digicon Shares.

      c. Royalty Agreement. As part of the Purchase Price, at Closing (as defined below), MDSI and Digicon shall have entered into a royalty agreement substantially in the form of Exhibit B hereto (the "Royalty Agreement") in connection with the Seismic Data Override.

3.    Additional Covenants.

      a. Termination of Agreements. At Closing, Digicon and MDSI shall, and MDSI shall cause the parties which are party to the agreements referred to in clauses
(i) through (vi) below to, terminate each of the following agreements, which termination shall be substantially in the form of Exhibit F hereto:

         i. The Stock Purchase and Corporate Operating Agreement (the "Operating Agreement") dated as of January 14, 1994, among Digicon, MDSI and certain affiliates of MDSI;

         ii. The Registration Rights Agreement dated as of January 14, 1994, between Digicon and Thomas A. Russell, as representative of the MD Seis Group (as such term is therein defined);

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         iii. Any technology license agreements executed pursuant to Section 3.1 of the Operating Agreement;

         iv. The Non-Compete and Right of First Refusal Agreement dated January 14, 1994, among Digicon, Central Geophysical Expedition, Nizam Ltd., Dr. Alexander Yu. Djaparidze, Dr. Boris G. Levin and Dr. Vazily Kh. Kivelidi;

         v. The letter agreement dated August 11, 1994, from Tarex, Inc. to DG Seis to the extent that such letter obligates Digicon to take any of the actions set forth in Section 5(a) of such letter agreement;

         vi. Any other document, instrument or agreement, oral or written, which
(A) restricts the ability of Digicon to compete with MDSI, any of the Subsidiaries or any of their affiliates in any location (except as specifically provided in the Non-Competition Agreement to be executed and delivered pursuant to Section 6(b)(ii) of this Agreement) or (B) obligates Digicon to make capital contributions or to provide other financial support to or for the benefit of the Subsidiaries or (C) licenses or obligates Digicon to license SEISMIC TANGO or other software to MDSI, any of the Subsidiaries, Caspian Geophysical or any party affiliated with any of the foregoing.

The foregoing agreements are to be terminated by agreement of the respective parties thereto, without further liability to any Party thereto except as expressly provided in this Agreement or the other documents and instruments executed pursuant hereto.

      b. Transfer of Certain Assets. The assets listed on Schedule 3(b) hereto (the "Extra Assets") were acquired in the name of Digicon at the request of the vendor of the Extra Assets. Digicon hereby acknowledges and agrees that the Extra Assets have at all times been (and are now) owned by DG Seis and not by Digicon and that Digicon has not caused any lien or encumbrance to be imposed upon the Extra Assets except in favor of the vendor thereof. Digicon hereby agrees to take such action as may be reasonably requested by MDSI or DG Seis to evidence that Digicon claims no interest in the Extra Assets.

      c. Payment of certain obligations. From time to time, Digicon has provided services and equipment, paid expenses and advanced funds to one or more of the Subsidiaries. As of the Closing Date, the aggregate amount owed by the Subsidiaries to Digicon with respect to such services, equipment, expenses and advances is U.S. $2,992,144.00. At the Closing, MDSI will cause PetroAlliance Services Company Limited, the joint venture to be organized pursuant to the Business Venture Agreement (as such term is hereinafter defined) ("Newco"), to issue to Digicon a promissory note in the form of Exhibit C hereto (the "Newco Note") payable to the order of Digicon in the amount of U.S. $2,992,144.00 to evidence the amount to be paid hereunder and Western Atlas International, Inc. ("WAII")shall issue its guarantee in the form of Exhibit D hereto with respect to the obligations of Newco.

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      d. Resignations. For each Subsidiary, Digicon shall cause all officers and directors nominated or appointed by Digicon to resign from the applicable office or directorship of such Subsidiary effective as of the Closing Date.

      e. Future operations. MDSI will ensure that none of the Subsidiaries will conduct any material operations after the Closing Date unless and until the appropriate Subsidiary changes its name to remove any and all indications of an affiliation of such Subsidiary with Digicon.

4. Closing. The closing of the transactions contemplated hereby (the "Closing") shall occur outside the territory of the United States of America on June 5, 1995 or on such other date as the Parties may agree (the "Closing Date"). At the Closing, this Agreement and all such further ancillary agreements, documents, exhibits, instruments, certificates and actions contemplated herein, shall be executed and delivered or taken as appropriate.

5.    Representations and Warranties.

      a. Mutual Representations and Warranties. MDSI represents and warrants to Digicon, on the one hand, and Digicon, on the other hand, represents and warrants to MDSI as follows:

         i. Such Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

         ii. This Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws or equitable principles affecting the enforcement of creditors' rights generally; and

         iii. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to such Party or (ii) conflict with or result in any breach of or constitute a default under (A) any order, judgment, award or decree of any court, governmental authority, bureau or agency to which such Party is a party or by which such Party may be bound, or (2) contract or other agreement or undertaking to which such Party is a party or by which such Party may be bound;

         iv. Such Party has not, nor have any of its officers, directors, stockholders, employees or other agents on its behalf, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except for obligations owed to Rockport Resources Corporation which are to be discharged by DG Seis;

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         v. There is no action, suit, proceeding or investigation pending or, to the best knowledge of such Party, threatened or pending against such Party which might materially and adversely affect the consummation of the transactions contemplated by this Agreement; and

         vi. Such Party has, and the transfer by such Party of shares of capital stock pursuant to the terms hereof, will pass to the other party, good and marketable title to such shares of capital stock, free and clear of any claims, liens, encumbrances, security interests, restrictions and adverse claims of any kind or nature whatsoever except that Digicon has granted a security interest in the Interest to Foothill Capital Corporation which will be terminated on or before the Closing Date. There are no outstanding subscriptions, options, warrants, rights, contracts, understandings or agreements to purchase or otherwise acquire such shares of capital stock, except for rights of first refusal in favor of various affiliates of MDSI which are contained in certain of the agreements described in Section 3(a) hereof which are to be terminated on the Closing Date.

6.    Conditions Precedent.

      1. Conditions Precedent -- Mutual. The Parties agree that the transactions contemplated by this Agreement and each of the Party's obligations relating thereto or in connection therewith shall be subject to the satisfaction in full prior to or at Closing of the following conditions precedent, which conditions may be waived in whole or in part by the consent of all the Parties, the non-satisfaction of which shall relieve each and every Party of any and all obligations relating to this Agreement; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement.

         i. Qualification under State Securities Laws. All registrations, qualifications, permits and approvals required under applicable securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement.

         ii. Waiver and Release. The execution and delivery by Digicon, WAII and Newco of a Mutual Waiver and Release (the "Mutual Release") substantially in the form of Exhibit E attached hereto.

         iii. Additional Releases. At Closing, each of MD Seis and Digicon shall be released from any and all obligations relating to the Agreement on the Operation of a Joint Stock Company MD Seis Geophysical Co. Ltd. by and between Digicon and MD Seis pursuant to which MD Seis Geophysical was formed, which release shall be substantially in the form of the Mutual Release attached as Exhibit F hereto.

         iv. Material approvals. The Parties shall have received all material approvals, consents, exemptions or waivers by all governmental authorities required in connection with the transactions provided for in this Agreement, including the expiration of any applicable waiting period and no investigation, suit, action or other judicial or governmental proceeding shall be pending or

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threatened which is likely to result in restraint, prohibition or the imposition of substantial penalties in connection with this Agreement or the transactions contemplated hereby.

      b. Conditions Precedent -- MDSI. The closing of the transactions contemplated by this Agreement and the obligations of MDSI relating thereto or in connection therewith shall be subject to the satisfaction in full of the following conditions precedent, any one or more of which may be waived in whole or in part by written consent of MDSI, the non-satisfaction of which shall relieve MDSI of any and all obligations relating to this Agreement; provided, however, that nothing herein shall relieve MDSI from liability for any breach of this Agreement.

         i. Business Venture Agreement. The simultaneous closing of the transactions contemplated by that certain Business Venture Agreement (the "Business Venture Agreement") by and between the MD Seis Group (as defined therein) and WAII.

         ii. Noncompetition Agreement. The execution and delivery by Digicon of a noncompetition agreement (the "Noncompetition Agreement") substantially in the form of Exhibit G attached hereto.

         iii. Representations and Warranties. All representations and warranties of Digicon shall continue to be true and correct in all material respects as of the Closing.

         iv. Compliance. Digicon shall have performed in all material respects all its obligations under this Agreement which are to be performed on or prior to the Closing.

         v. Certificate. The execution and delivery by Digicon of a certificate as to compliance with clauses (iii) and (iv) above.

      c. Conditions Precedent -- Digicon. The closing of the transactions contemplated by this Agreement and the obligations of Digicon relating thereto or in connection therewith shall be subject to the satisfaction in full of the following conditions precedent, any one or more of which may be waived in whole or in part by written consent of Digicon, the non-satisfaction of which shall relieve Digicon of any and all obligations relating to this Agreement; provided, however, that nothing herein shall relieve Digicon from liability for any breach of this Agreement.

         i. Issuance and Satisfaction of Note. The issuance by MDSI of the Note to Digicon and the payment in full of the amount to be paid pursuant thereto.

         ii. Transfer and Delivery of Digicon Shares. The transfer by MDSI to Digicon of the Digicon Shares in accordance with the terms of Section 2(b) hereof.

         iii. Newco Note. The delivery to Digicon of the Newco Note and the guaranty by WAII referred to in Section 3(c) of this Agreement.

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         iv.   Guarantee of First Trimble GPS System. Newco shall have agreed to assume the obligation (the "First Obligation") heretofore undertaken by Digicon or its affiliates for the purchase of that certain Trimble GPS System for one hundred ninety-seven thousand one hundred twenty United States of America dollars and ninety-four cents (U.S. $197,120.94) (the "First GPS Payment"), pursuant to which Digicon and its affiliates shall be released from any and all liability based upon the First GPS Payment.

         v. Guarantee of Second Trimble GPS System. Newco shall have agreed to assume the obligation (the "Second Obligation") heretofore undertaken and guaranteed by DG Seis or its affiliates for the purchase of that certain Trimble GPS System for two hundred forty thousand eight hundred forty-five United States of America dollars and fifty-five cents (U.S. $240,845.55) (the "Second GPS Payment"), pursuant to which Digicon and its affiliates shall be released from liability, if any, based upon the Second GPS Payment.

         vi. Syntron Guarantees. WAII shall have agreed to substitute its guarantee (the "WAII Syntron Guarantee") for the guarantee of Digicon or its affiliates (the "Digicon Syntron Guarantee") in connection with that certain promissory note dated January 3, 1995 made by DG Seis in the original principal amount of three million five hundred fifty-seven eight hundred thirty-five United States of America Dollars and twelve cents (U.S. $3,557,835.12) payable to Syntron, Inc., pursuant to which WAII Syntron Guarantee Digicon and its affiliates shall be released from any and all obligations arising under the Digicon Syntron Guarantee in respect of payments which become due and payable after Closing.

         vii. Assumption of Vendor Contracts. Newco shall have assumed those certain vendor contracts set forth on Schedule 6(c)(vii) hereto in which Digicon is the purchaser of record.

         viii. Royalty Agreement. At Closing MDSI and Digicon shall have entered into the Royalty Agreement.

         xi. Representations and Warranties. All representations and warranties of MDSI continue to be true and correct in all material respects as of Closing.

         x. Compliance. MDSI shall have performed in all material respects all of its obligations under this Agreement which are to be performed on or prior to Closing.

         xi. Certificate. The execution and delivery by MDSI of a certificate as to compliance with clauses (ix) and (x) above.

      d. Best efforts. Each of the Parties shall use best efforts to satisfy the applicable conditions precedent described in this Section 6.

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7.    Insurance. Digicon agrees to continue in effect the insurance coverage with respect to the Subsidiaries until the Closing, provided that the cost of such insurance coverage shall be borne by DG Seis, and provided further that Digicon's obligation to provide insurance coverage under this Section 7 shall in any event expire on September 30, 1995.

8.    Confidentiality.

      a. Non-Disclosure. The Parties agree that the subject matter of this Agreement (the "Confidential Information") is non-public, confidential, and sensitive in nature. Therefore, each of the Parties agrees that it shall not copy, reproduce, distribute or disclose to any third party any of the Confidential Information, or any facts related thereto, in any manner whatsoever, except with the written consent of the other Party; provided, however, that MDSI and its affiliates shall be allowed to disclose to WAII (and its directors, officers, employees, representatives, agents and consultants) such aspects of the Confidential Information as it deems appropriate in connection with negotiations therewith relating to the Business Venture Agreement and the transactions contemplated therein; and provided, further, that Digicon may make such disclosures as Digicon and its counsel shall deem appropriate to comply with Digicon's obligations under applicable securities laws and other applicable laws.

      b. Certain Limitations on Scope of Confidential Information. Confidential Information shall not include information which has come within the public domain through no fault or action by the Party disclosing the Confidential Information.

9. Digicon Acknowledgement of Foregoing Business Opportunity. Digicon acknowledges that by entering into this Agreement and the transactions contemplated hereby, it is foregoing significant business opportunities in the countries of the former Soviet Union which may be beneficial to its interest. Accordingly, Digicon hereby waives any and all right to bring any action, claim, suit or other proceeding (whether legal, equitable or otherwise) against MDSI or its affiliates, Newco, WAII or any other Person where such is related to or in connection with such foregone business opportunities which may arise as a result of the transactions contemplated by this Agreement.

10. No Further Digicon Interest in Newco or Subsidiaries. Digicon understands, acknowledges and agrees that it shall no longer have any interest whatsoever in any of the Subsidiaries or Caspian Geophysical upon the consummation of the transactions contemplated in this Agreement. Accordingly, Digicon hereby agrees that neither its consent nor its approval (whether written, oral or otherwise) shall be required in connection with any act involving or relating to any of the Subsidiaries or Caspian Geophysical upon or after the Closing.

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11.   Indemnification.

      a. MDSI's Agreement to Indemnify. MDSI agrees to indemnify, defend and hold harmless Digicon, its officers, directors, employees, subsidiaries and affiliates (the "Digicon Indemnified Parties"), at any time after consummation of the Closing, from and against all loss, damage, cost, expense (including reasonable attorneys' fees), claim or demand asserted against, resulting to, imposed upon or incurred by the Digicon Indemnified Parties or any member thereof, directly or indirectly, by reason of or resulting from (i) liabilities, obligations or claims relating to the Interest transferred hereunder and the operation of the Subsidiaries (whether absolute, accrued, contingent or otherwise) whether arising out of facts, conditions or circumstances occurring before or after Closing, (ii) a breach of any representation, warranty or agreement of MDSI contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach, (iii) any claim or liability for brokerage commissions or finder's fees incurred by reason of any action taken by MDSI, and (iv) the First Obligation and the Second Obligation.

      b. Digicon's Agreement to Indemnify. Digicon agrees to indemnify, defend and hold harmless MDSI, its officers, directors, employees, subsidiaries and affiliates (including but not limited to the Subsidiaries and Newco, the "MD Seis Indemnified Parties"), at any time after consummation of the Closing, from and against all loss, damage, cost, expense (including reasonable attorneys' fees) claim or demand asserted against, resulting to, imposed upon or incurred by the MD Seis Indemnified Parties or any member thereof, directly or indirectly, by reason of or resulting from (i) a breach of any representation, warranty or agreement of Digicon contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach, and (ii) any claim or liability for brokerage commissions or finder's fees incurred by reason of any action taken by Digicon.

12.   Miscellaneous

      a. Survival of Representations and Warranties. All representations, warranties and agreement made by the Parties to this Agreement shall survive the Closing notwithstanding any investigation at any time made by or on behalf of any Party hereto.

      b. Parties in Interest. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns.

      c. Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

      d. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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      e. Counterparts and Execution via Facsimile. This Agreement may be
executed and delivered in counterparts, each of which shall be considered one and the same agreement, it being understood that the same counterpart need not be signed by all Parties hereto. This Agreement may also be executed and delivered by exchange of facsimile transmissions of originally executed copies, provided that an originally executed copy is promptly delivered to the other Party. The Parties acknowledge and agree that this Agreement has been executed by MDSI, and the Closing shall occur, outside of the United States of America, its territories and possessions.

      f. Entire Agreement. This Agreement (including the documents, instruments, schedules and exhibits referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

      g. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE RULES OR PRINCIPLES OF CONFLICTS OF LAWS (RULES OF PRIVATE INTERNATIONAL LAW) THEREOF.

      h. Dispute Resolution and Arbitration.

      i. Rules Governing Disputes. The Parties shall seek to resolve all disputes arising from or related to this Agreement amicably. In the event the Parties cannot resolve such disputes, either Digicon or MDSI may request arbitration of any dispute arising from or related to this Agreement, by delivery or written notice to the other Parties. Such disputes shall be submitted to final and binding arbitration before a Board of Arbitration in accordance with the International Arbitration Rules of the American Arbitration Association.

         ii. Board of Arbitration. The Board of Arbitration shall consist of three (3) arbitrators. MDSI shall appoint one arbitrator and Digicon shall appoint one arbitrator. The two (2) arbitrators thus appointed shall appoint the third (3rd) arbitrator. If a Party fails to appoint its arbitrator within thirty
(30) days of the receipt of written request from a Party for Arbitration, such arbitrator shall be appointed by the President of the American Arbitration Association. If the two arbitrators thus appointed fail to agree on the appointment of the third arbitrator within thirty (30) days of the appointment of the other arbitrators and if the Parties do not otherwise agree on the appointment of the third arbitrator, the President of the American Arbitration Association shall appoint the third arbitrator. The third arbitrator shall be the presiding arbitrator on the Board of Arbitration.

         iii. Procedures for Arbitration. The arbitration shall be conducted in the English language and shall take place under the auspices of and in the offices of the American Arbitration Association in Houston, Texas. The Board of Arbitration shall decide by majority vote on points of substance, law and otherwise; provided, however, that in the event a majority vote cannot be reached, the third arbitrator shall make the final decision. All decisions of the Board of Arbitration shall be

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rendered in the English language and shall be final and binding on the parties and may be entered against them in court of competent jurisdiction. The Board of Arbitration shall determine the costs of arbitration. The Board of Arbitration shall determine the costs of arbitration in its award, and such costs shall be allocated between the Parties as determined by the Board of Arbitration.

         iv. No Suspension of Obligations. Neither the existence of any dispute, controversy or claim nor the fact that arbitration is pending shall relieve any of the Parties of its obligations under this agreement except for obligations related to matters in dispute and under pending arbitration.

         v. Consent to Jurisdiction. Each of the Parties agree that any judgment rendered by the Board of Arbitration against it may be executed against its assets in any jurisdiction. By execution of this Agreement, each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of the appropriate courts in the USA in any legal action or proceeding relating to such execution of judgment. The Parties hereby irrevocably waive any objection they may have to any suit, action or proceeding arising out of or relating to the enforcement of an arbitral judgment under this Agreement, whether brought in the USA or in any other jurisdiction in which it has assets, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such jurisdiction has been brought in an inconvenience forum.

                             SIGNATURE PAGE FOLLOWS


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      IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers on the date first set forth above.

                                                  DIGICON INC.

                                                  By:
                                                     --------------------------
                                                  Name:
                                                  Title:


                                                  MD SEIS INTERNATIONAL LIMITED



                                                  By:
                                                     --------------------------
                                                  Name:
                                                  Title:


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